Exhibit 23.2
Consent of Independent Public Accounting Firm
The Board of Directors
Synergetics USA, Inc.:
We consent to incorporation by reference in the Registration Statements Nos. 333-72296, 333-72134 and 333-63637 on Forms S-8 of Synergetics USA, Inc. of our report dated September 26, 2003, relating to the audit of the consolidated balance sheets of Synergetics, Inc. and Subsidiaries as of July 31, 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended July 31, 2003, which report appears in the annual report on Form 10-K of Synergetics USA, Inc. for the fiscal year ended July 31, 2005 and 2004.

Certified Public Accountants
October 31, 2005

St. Louis, Missouri

1034 S. Brentwood Blvd. Suite 1700 St. Louis, Missouri 63117 (314) 862-2070 Fax: (314) 862-1549	www.mppw.com	2500 Old Highway 94 South Suite 203 St. Charles, Missouri 63303 (636) 441-5800 Fax: (636) 922-3139